Exhibit (d)(ii)

AMENDMENT NO. 2

TO

INVESTMENT ADVISORY AGREEMENT

COHEN & STEERS REALTY SHARES, INC.

280 Park Avenue

New York, New York 10017

June 30, 2019

COHEN & STEERS CAPITAL MANAGEMENT, INC.

280 Park Avenue

New York, New York 10017

Dear Sirs:

We, the undersigned Cohen & Steers Realty Shares, Inc. (the “Corporation”) hereby amend our agreement with Cohen & Steers Capital Management, Inc., dated June 28, 1991 (the “Agreement”) as follows:

Effective July 1, 2019, the first sentence of paragraph 6 of the Agreement shall be stricken and replaced by the following:

“In consideration of the foregoing we will pay you a monthly fee at an annualized rate of 0.75% of the average daily net asset value of the Corporation up to $8.5 billion and 0.70% of such assets in excess of $8.5 billion.”

In all other respects the Agreement shall remain in effect without change.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy hereof.

Very truly yours,

COHEN & STEERS REALTY SHARES, INC.

By:	/s/ Dana A. DeVivo
Name:	Dana A. DeVivo
Title:	Secretary and Chief Legal Officer

Agreed to and Accepted as of the date first set forth above.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ James Giallanza
Name:	James Giallanza
Title:	Executive Vice President